Exhibit 99.1

1049 Camino Dos Rios Thousand Oaks, CA 91360-2362
NEWSRELEASE
TELEDYNE TECHNOLOGIES REPORTS
FIRST QUARTER RESULTS

THOUSAND OAKS, Calif. – April 26, 2023 – Teledyne Technologies Incorporated (NYSE:TDY)

•Record first quarter sales of $1,383.3 million, an increase of 4.7% compared with last year
•First quarter GAAP diluted earnings per share of $3.73
•Record first quarter non-GAAP diluted earnings per share of $4.53
•Record first quarter GAAP operating margin of 17.5% and non-GAAP operating margin of 21.1%
•Record first quarter cash from operations of $203.0 million
•Completed the acquisition of ChartWorld International
•Full year 2023 GAAP diluted earnings outlook of $15.80 to $16.05 per share and reiterating full year 2023 non-GAAP earnings outlook of $19.00 to $19.20 per share
•Reduced gross debt by $400 million, including a $300 million debt maturity payment after quarter-end on April 3, 2023

Teledyne today reported first quarter 2023 net sales of $1,383.3 million, compared with net sales of $1,321.0 million for the first quarter of 2022, an increase of 4.7%. Net income attributable to Teledyne was $178.7 million ($3.73 diluted earnings per share) for the first quarter of 2023, compared with $212.6 million ($4.46 diluted earnings per share) for the first quarter of 2022, a decrease of 15.9%. The first quarter of 2023 included $49.7 million of pretax acquired intangible asset amortization expense as well as $0.3 million of acquisition related discrete income tax expense. Excluding these items, non-GAAP net income attributable to Teledyne for the first quarter of 2023 was $217.2 million ($4.53 diluted earnings per share). The first quarter of 2022 included $53.6 million of pretax acquired intangible asset amortization expense as well as $50.0 million of acquisition related discrete income tax benefits. Excluding these items, non-GAAP net income attributable to Teledyne for the first quarter of 2022 was $203.9 million ($4.27 diluted earnings per share). Operating margin was 17.5% for the first quarter of 2023, compared with 16.9% for the first quarter of 2022. Excluding acquisition-related transaction and purchase accounting expenses, non-GAAP operating margin for the first quarter of 2023 was 21.1%, compared with 21.0% for the first quarter of 2022.

“We began 2023 with record first quarter sales, operating margin and non-GAAP earnings. Overall sales increased 4.7% with revenue and operating profit growing in every segment,” said Robert Mehrabian, Chairman, President and Chief Executive Officer. “Our healthcare-focused imaging businesses achieved all-time record sales and even stronger orders, while our longer-cycle marine, aerospace and government businesses, collectively, also performed well. Our shorter-cycle commercial imaging and instruments businesses remained resilient with sales in the majority of product families increasing compared with last year. Supply chain challenges improved and premiums paid for scarce electronic components declined. Finally, given record first quarter cash flow, our consolidated leverage ratio declined to 2.3x even after completing the ChartWorld acquisition."

Review of Operations
Comparisons are with the first quarter of 2022, unless noted otherwise.
Digital Imaging
The Digital Imaging segment’s first quarter 2023 net sales were $772.5 million, compared with $750.5 million, an increase of 2.9%. Operating income was $122.2 million for the first quarter of 2023, compared with $115.7 million, an increase of 5.6%.
The first quarter of 2023 net sales increase resulted primarily from $25.0 million in incremental sales from recent acquisitions as well as greater sales of industrial and scientific cameras and x-ray detectors, partially offset by lower sales of unmanned ground systems for defense applications. The increase in operating income was primarily due to increased net sales as well as lower acquired intangible amortization expense in the first quarter of 2023. Acquired intangible amortization expense for the first quarter of 2023 was $45.8 million compared with $48.5 million.
Instrumentation
The Instrumentation segment’s first quarter 2023 net sales were $333.5 million, compared with $308.9 million, an increase of 8.0%. Operating income was $80.7 million for the first quarter of 2023, compared with $71.6 million, an increase of 12.7%.
The first quarter of 2023 net sales increase resulted from higher sales across all product lines. Sales of marine instrumentation increased $16.3 million, sales of test and measurement instrumentation increased $4.4 million, and sales of environmental instrumentation increased $3.9 million, respectively. The increase in operating income primarily reflected the impact of higher sales.
Aerospace and Defense Electronics
The Aerospace and Defense Electronics segment’s first quarter 2023 net sales were $173.2 million, compared with $166.2 million, an increase of 4.2%. Operating income was $47.0 million for the first quarter of 2023, compared with $42.9 million, an increase of 9.6%.
The first quarter of 2023 net sales reflected higher sales of $4.0 million for defense electronics and $3.0 million for aerospace electronics. The increase in operating income primarily reflected the impact of higher sales and improved product margins.
Engineered Systems
The Engineered Systems segment’s first quarter 2023 net sales were $104.1 million, compared with $95.4 million, an increase of 9.1%. Operating income was $10.0 million for the first quarter of 2023, compared with $9.4 million, an increase of 6.4%. The first quarter 2023 net sales reflected higher sales of $4.8 million for engineered products and $3.9 million for energy systems. The increase in operating income primarily reflected the impact of higher sales.
Additional Financial Information
Cash Flow
Cash provided by operating activities was $203.0 million for the first quarter of 2023 compared with cash used in operating activities of $216.7 million. The first quarter of 2023 reflected higher accounts receivable collections compared with the first quarter of 2022, and the first quarter of 2022 included a $296.4 million payment to the Swedish Tax Authority related to a disputed pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary. Depreciation and amortization expense for the first quarter of 2023 was $82.1 million compared with $86.9 million. Stock-based compensation expense for the first quarter of 2023 was $7.9 million compared with $9.0 million.
Capital expenditures for the first quarter of 2023 were $24.4 million compared with $21.0 million. Teledyne received $10.2 million from the exercise of stock options in the first quarter of 2023 compared with $12.7 million.
As of April 2, 2023, net debt was $3,155.2 million which is calculated as total debt of $3,820.4 million, net of cash and cash equivalents of $665.2 million. As of January 1, 2023, net debt was $3,282.5 million and included total debt of $3,920.6 million, net of cash and cash equivalents of $638.1 million. During the first quarter of 2023, the Company repaid $100.0 million of amounts outstanding on its credit facility. As of April 2, 2023, $1,103.9 million was available under the $1.15 billion credit facility, after reductions of $25.0 million in outstanding borrowings and $21.1 million in outstanding letters of credit. Subsequent to the end of the first quarter of 2023, the Company repaid $300.0 million of debt that matured in April 2023.

	First Quarter
Free Cash Flow	2023	2022
Cash provided by (used in) operating activities	$203.0	$(216.7)
Capital expenditures for property, plant and equipment	(24.4)	(21.0)
Free cash flow	178.6	(237.7)
Payment for acquisition-related tax matter	—	296.4
Adjusted free cash flow	$178.6	$58.7
Income Taxes
The effective tax rate for the first quarter of 2023 was 20.1%, compared with negative 4.7%. The first quarter of 2023 reflected net discrete income tax benefits of $6.6 million. The first quarter of 2022 reflected net discrete income tax benefits of $56.5 million, including $50.0 million of income tax benefits for acquisition-related tax matters primarily related to the resolution of certain FLIR tax reserves. Excluding the net discrete income tax items in both periods, the effective tax rates would have been 23.0% for the first quarter of 2023, compared with 23.1%.
Other
Corporate expense was $17.4 million for the first quarter of 2023 compared with $16.1 million, with the increase primarily related to higher professional fees during the first quarter of 2023. Non-service retirement benefit income was $3.3 million for the first quarter of 2023 compared with $2.8 million. Interest expense, net of interest income, was $21.0 million for the first quarter of 2023 compared with $22.3 million.
Outlook
Based on its current outlook, the company’s management believes that second quarter 2023 GAAP diluted earnings per share will be in the range of $3.76 to $3.88 and full year 2023 GAAP diluted earnings per share will be in the range of $15.80 to $16.05. The company's management further believes that second quarter 2023 non-GAAP diluted earnings per share will be in the range of $4.56 to $4.66 and full year 2023 non-GAAP diluted earnings per share will be in the range of $19.00 to $19.20. The non-GAAP outlook excludes acquired intangible asset amortization for all acquisitions and benefits or charges for acquisition-related tax matters. The company’s annual expected tax rate for 2023 is 23.0%, before discrete tax items.
Use of Non-GAAP Financial Measures
We report our financial results in accordance with generally accepted accounting principles in the United States (“GAAP”). We supplement the reporting of our financial results determined under GAAP with certain non-GAAP financial measures. The non-GAAP financial measures presented provides management, financial analysts, and investors with additional useful information in evaluating the performance of the company. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP. Further details on reasons that we use non-GAAP financial measures, a reconciliation of these measures to the most directly comparable GAAP measures, and other information relating to these measures are included following our GAAP financial statements.
Forward-Looking Statements Cautionary Notice
This earnings release contains forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995, with respect to management’s beliefs about the financial condition, results of operations, acquisitions and product synergies, tax matters and businesses of Teledyne in the future. Forward-looking statements involve risks and uncertainties, are based on the current expectations of the management of Teledyne and are subject to uncertainty and changes in circumstances.
The forward-looking statements contained herein may include statements relating to stock-based compensation expense, tax rates, anticipated capital expenditures and product developments, and other strategic options.

Forward-looking statements generally are accompanied by words such as “projects”, “intends”, “expects”, “anticipates”, “targets”, “estimates”, “will” and words of similar import that convey the uncertainty of future events or outcomes. All statements made in this communication that are not historical in nature should be considered forward-looking. By its nature, forward-looking information is not a guarantee of future performance or results and involves risks and uncertainties because it relates to events and depends on circumstances that will occur in the future.
Actual results could differ materially from these forward-looking statements. Many factors could change anticipated results, including ongoing challenges and uncertainties posed by the COVID pandemic for businesses and governments around the world, including production, supply, contractual and other disruptions, such as COVID related lockdowns, facility closures, furloughs and travel restrictions; changes in relevant tax and other laws; foreign currency exchange risks; rising interest rates; risks associated with indebtedness, as well as our ability to reduce indebtedness and the timing thereof; the impact of semiconductor and other supply chain shortages; higher inflation, including wage competition and higher shipping costs; labor shortages and competition for skilled personnel; the inability to develop and market new competitive products; inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements and the providing of estimates of financial measures, in accordance with U.S. GAAP and related standards; disruptions in the global economy; the ongoing conflict between Russia and Ukraine, including the impact to energy prices and availability, especially in Europe; customer and supplier bankruptcies; changes in demand for products sold to the defense electronics, instrumentation, digital imaging, energy exploration and production, commercial aviation, semiconductor and communications markets; funding, continuation and award of government programs; cuts to defense spending resulting from existing and future deficit reduction measures or changes to U.S. and foreign government spending and budget priorities triggered by the COVID pandemic, inflation, rising interest costs, and economic conditions; impacts from the United Kingdom’s exit from the European Union; uncertainties related to the policies of the U.S. Presidential Administration; the imposition and expansion of, and responses to, trade sanctions and tariffs; the continuing review and resolution of FLIR’s export and tax matters; escalating economic and diplomatic tension between China and the United States; threats to the security of our confidential and proprietary information, including cybersecurity threats; and natural and man-made disasters, including those related to or intensified by climate change; and our ability to achieve emission reduction targets and decrease our carbon footprint. Lower oil and natural gas prices, as well as instability in the Middle East or other oil producing regions, and new regulations or restrictions relating to energy production, including those implemented in response to climate change, could further negatively affect our businesses that supply the oil and gas industry. Weakness in the commercial aerospace industry negatively affects the markets of our commercial aviation businesses. In addition, financial market fluctuations affect the value of the company’s pension assets. Changes in the policies of U.S. and foreign governments, including economic sanctions, could result, over time, in reductions or realignment in defense or other government spending and further changes in programs in which the company participates.
While the company’s growth strategy includes possible acquisitions, we cannot provide any assurance as to when, if or on what terms any acquisitions will be made. Acquisitions, including the recent acquisition of ChartWorld, involve various inherent risks, such as, among others, our ability to integrate acquired businesses, retain customers and achieve identified financial and operating synergies. There are additional risks associated with acquiring, owning and operating businesses internationally, including those arising from U.S. and foreign government policy changes or actions and exchange rate fluctuations.
Additional factors that could cause results to differ materially from those described above can be found in Teledyne’s Annual Report on Form 10-K for the year ended January 1, 2023, and Current Reports on Form 8-K, all of which are on file with the SEC and available in the “Investors” section of Teledyne’s website, teledyne.com, under the heading “Investor Information” and in other documents Teledyne files with the SEC.
All forward-looking statements speak only as of the date they are made and are based on information available at that time. Teledyne assumes no obligation to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made or to reflect the occurrence of unanticipated events except as required by federal securities laws. As forward-looking statements involve significant risks and uncertainties, caution should be exercised against placing undue reliance on such statements.
A live webcast of Teledyne’s first quarter earnings conference call will be held at 11:00 a.m. (Eastern) on Wednesday, April 26, 2023. To access the call, go to www.teledyne.com/investors/events-and-presentations approximately ten minutes before the scheduled start time. A replay will also be available for one month starting at 12:00 p.m. (Eastern) on Wednesday, April 26, 2023.

Contact:	Jason VanWees
(805) 373-4542

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
FOR THE FIRST QUARTER ENDED
APRIL 2, 2023 AND APRIL 3, 2022
(Unaudited - in millions, except per share amounts)

	First Quarter	First Quarter
	2023	2022
Net sales	$1,383.3	$1,321.0
Costs and expenses:
Costs of sales	790.7	752.6
Selling, general and administrative	300.4	291.3
Acquired intangible asset amortization	49.7	53.6
Total costs and expenses	1,140.8	1,097.5
Operating income (loss)	242.5	223.5
Interest and debt income (expense), net	(21.0)	(22.3)
Non-service retirement benefit income (expense), net	3.3	2.8
Other income (expense), net	(1.1)	(1.0)
Income (loss) before income taxes	223.7	203.0
Provision (benefit) for income taxes (a)	44.9	(9.6)
Net income (loss) including noncontrolling interest	178.8	212.6
Less: Net income (loss) attributable to noncontrolling interest	0.1	—
Net income (loss) attributable to Teledyne	$178.7	$212.6

Diluted earnings per share attributable to Teledyne common shareholders	$3.73	$4.46

Weighted average diluted Teledyne common shares outstanding	47.9	47.7

(a)    The first quarter of 2023 includes net discrete income tax benefits of $6.6 million compared with $56.5 million for the first quarter of 2022.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
SUMMARY OF SEGMENT NET SALES AND OPERATING INCOME
FOR THE FIRST QUARTER ENDED
APRIL 2, 2023 AND APRIL 3, 2022
(Unaudited - $ in millions)

	First Quarter	First Quarter	% Change
	2023	2022
Net sales:
Digital Imaging	$772.5	$750.5	2.9%
Instrumentation	333.5	308.9	8.0%
Aerospace and Defense Electronics	173.2	166.2	4.2%
Engineered Systems	104.1	95.4	9.1%
Total net sales	$1,383.3	$1,321.0	4.7%
Operating income (loss):
Digital Imaging	$122.2	$115.7	5.6%
Instrumentation	80.7	71.6	12.7%
Aerospace and Defense Electronics	47.0	42.9	9.6%
Engineered Systems	10.0	9.4	6.4%
Corporate expense	(17.4)	(16.1)	8.1%
Operating income (loss)	242.5	223.5	8.5%
Interest and debt income (expense), net	(21.0)	(22.3)	(5.8)%
Non-service retirement benefit income (expense), net	3.3	2.8	17.9%
Other income (expense), net	(1.1)	(1.0)	10.0%
Income (loss) before income taxes	223.7	203.0	10.2%
Provision (benefit) for income taxes (a)	44.9	(9.6)	*
Net income (loss) including noncontrolling interest	178.8	212.6	(15.9)%
Less: Net income (loss) attributable to noncontrolling interest	0.1	—	*
Net income (loss) attributable to Teledyne	$178.7	$212.6	(15.9)%
* not meaningful
(a)    The first quarter of 2023 includes net discrete income tax benefits of $6.6 million compared with $56.5 million for the first quarter of 2022.

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited – in millions)

	April 2, 2023	January 1, 2023
ASSETS
Cash and cash equivalents	$665.2	$638.1
Accounts receivable and unbilled receivables, net	1,120.1	1,158.4
Inventories, net	951.7	890.7
Prepaid expenses and other current assets	145.4	130.7
Total current assets	2,882.4	2,817.9
Property, plant and equipment, net	765.3	769.8
Goodwill and acquired intangible assets, net	10,330.9	10,313.6
Prepaid pension assets	182.4	178.4
Other assets, net	268.3	274.3
Total assets	$14,429.3	$14,354.0
LIABILITIES AND EQUITY
Accounts payable	$495.0	$505.7
Accrued liabilities	692.9	717.6
Current portion of long-term debt	300.1	300.1
Total current liabilities	1,488.0	1,523.4
Long-term debt, net of current portion	3,520.3	3,620.5
Other long-term liabilities	1,051.6	1,037.2
Total liabilities	6,059.9	6,181.1
Redeemable noncontrolling interest	3.7	3.7
Total stockholders' equity	8,365.7	8,169.2
Total liabilities and equity	$14,429.3	$14,354.0

This financial statement was prepared in accordance with U.S. GAAP.

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE FIRST QUARTER ENDED APRIL 2, 2023 AND APRIL 3, 2022
(Unaudited - in millions, except per share amounts)

	First Quarter 2023			First Quarter 2022
	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share	Income (loss) before income taxes	Net (loss) income attributable to Teledyne	Diluted earnings per common share
GAAP	$223.7	$178.7	$3.73	$203.0	$212.6	$4.46
Adjusted for specified items:
Acquired intangible asset amortization	49.7	38.2	0.79	53.6	41.3	0.86
Acquisition-related tax matters	—	0.3	0.01	—	(50.0)	(1.05)
Non-GAAP	$273.4	$217.2	$4.53	$256.6	$203.9	$4.27

	First Quarter 2023		First Quarter 2022
	Operating income (loss)	Operating margin	Operating income (loss)	Operating margin
GAAP	$242.5	17.5%	$223.5	16.9%
Adjusted for specified items:
Acquired intangible asset amortization	49.7		53.6
Non-GAAP	$292.2	21.1%	$277.1	21.0%

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	First Quarter 2023
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Non-GAAP Operating Income (loss)

Digital Imaging	$122.2	$45.8	$168.0
Instrumentation	80.7	3.7	84.4
Aerospace and Defense Electronics	47.0	0.2	47.2
Engineered Systems	10.0	—	10.0
Corporate expense	(17.4)	—	(17.4)
Total	$242.5	$49.7	$292.2

	First Quarter 2022
	GAAP Operating Income (loss)	Acquired intangible asset amortization	Non-GAAP Operating Income (loss)

Digital Imaging	$115.7	$48.5	$164.2
Instrumentation	71.6	4.9	76.5
Aerospace and Defense Electronics	42.9	0.2	43.1
Engineered Systems	9.4	—	9.4
Corporate expense	(16.1)	—	(16.1)
Total	$223.5	$53.6	$277.1

TELEDYNE TECHNOLOGIES INCORPORATED
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited - in millions)

	April 2, 2023	January 1, 2023
Current portion of long-term debt - GAAP	$300.1	$300.1
Long-term debt - GAAP	3,520.3	3,620.5
Total debt - non-GAAP	3,820.4	3,920.6
Less cash and cash equivalents - GAAP	(665.2)	(638.1)
Net debt - non-GAAP	$3,155.2	$3,282.5

	Second Quarter 2023		Twelve Months 2023
	Low	High	Low	High
GAAP Diluted Earnings Per Common Share Outlook	$3.76	$3.88	$15.80	$16.05
Adjusted for specified item:
Acquired intangible asset amortization	0.80	0.78	3.19	3.14
Acquisition-related tax matters	—	—	0.01	0.01
Non-GAAP Diluted Earnings Per Common Share Outlook	$4.56	$4.66	$19.00	$19.20

Explanation of Non-GAAP Financial Measures
We report our financial results in accordance with GAAP. However, management believes that, in order to more fully understand our short-term and long-term financial and operational trends, and to aid in comparability with our competitors, investors and financial analysts may wish to consider the impact of certain items resulting from our acquisitions which have an infrequent or non-recurring impact on operations or assist in understanding our operations pre-acquisition. Accordingly, we present non-GAAP financial measures as a supplement to the financial measures we present in accordance with GAAP. These non-GAAP financial measures provide management, investors and financial analysts with additional means to understand and evaluate the operating results and trends in our ongoing business by adjusting for certain expenses and other items. Management believes these non-GAAP financial measures also provide additional means of evaluating period-over-period operating performance. In addition, management understands that some investors and financial analysts find this information helpful in analyzing our financial and operational performance and comparing this performance to our peers and competitors. The company’s 2023 diluted earnings per common share guidance is also presented on a non-GAAP basis.
The non-GAAP financial measures are not meant to be considered superior to, or a substitute for, our financial statements prepared in accordance with GAAP. There are material limitations associated with non-GAAP financial measures because they exclude charges that have an effect on our reported results and, therefore, should not be relied upon as the sole financial measures by which to evaluate our financial results. Management compensates and believes that investors should compensate for these limitations by viewing the non-GAAP financial measures in conjunction with the GAAP financial measures. In addition, the non-GAAP financial measures included in this earnings announcement may be different from, and therefore may not be comparable to, similar measures used by other companies. The non-GAAP financial measures are also used by our management to evaluate our operating performance and benchmark our results against our historical performance and the performance of our peers.
Our non-GAAP measures are as follows:
Non-GAAP income before income taxes, net income and diluted earnings per common share
These non-GAAP measures provided a supplemental view of income before taxes, net income, and diluted earnings per common share. These non-GAAP measures exclude certain FLIR acquisition integration-related costs, acquired intangible asset amortization, the remeasurement of deferred taxes related to acquired intangible assets due to changes in tax laws, and the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We also adjust for any post-acquisition interest on certain income tax reserves related to FLIR. We adjust for any income tax impact related to these items to take into account the tax treatment and related tax rate and changes in tax rates that apply to each adjustment in the applicable tax jurisdiction. Generally, this results in the tax impact at the U.S. marginal tax rate for certain adjustments, including the majority of amortization of intangible assets, whereas the tax impact of other adjustments, including transaction expenses, depend on whether the amounts are deductible in the respective tax jurisdictions and the applicable tax rates in those jurisdictions. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.
Non-GAAP operating income and operating margin
We define non-GAAP operating margin as non-GAAP operating income divided by net sales. These non-GAAP measures exclude certain FLIR acquisition integration-related costs and acquired intangible asset amortization. We believe these measures provide investors and management with additional means to understand and evaluate the operating results of our business by adjusting for certain expenses and other items and present an alternative view of our performance compared to prior periods.

Non-GAAP total debt and net debt
We define non-GAAP total debt as the sum of current portion of long-term debt and other debt and long-term debt. We define net debt as the difference between non-GAAP total debt less cash and cash equivalents. The company believes that this supplemental non-GAAP information is useful to assist investors and management in analyzing the company’s liquidity.
Non-GAAP diluted earnings per common share outlook
These non-GAAP measures represent our earnings per common share outlook for the second quarter 2023 and total year 2023 on a fully diluted basis, excluding acquired intangible asset amortization for all acquisitions and acquisition-related tax matters.
Non-GAAP cash provided by operations and free cash flow and adjusted free cash flow
We define free cash flow as cash provided by operating activities (a measure prescribed by GAAP) less capital expenditures for property, plant and equipment. Adjusted free cash flow eliminates the impact of cash paid for a pre-acquisition 2018 tax reassessment issued to a FLIR subsidiary in Sweden. We believe that this supplemental non-GAAP information is useful to assist management and the investment community in analyzing the company’s ability to generate cash flow.
Non-GAAP line items used in previous tables
Management excludes the effect of each of the acquisition related items identified below to arrive at the applicable non-GAAP financial measure referenced in the previous tables for the reasons set forth below with respect to that item:
•    FLIR transaction and integration costs – Included in our GAAP presentation of cost of sales and selling, general and administrative expenses are expenses incurred in connection with our acquisition of FLIR and primarily include legal, accounting, other professional fees as well as integration-related costs such as employee separation costs and facility lease impairments. Employee separation costs include required change-in-control payments, cash settlement of FLIR employee and director stock awards, as well as other employee severance amounts. We exclude these costs from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.
•    Acquired intangible asset amortization – We believe that excluding the amortization of acquired intangible assets, which primarily represents purchased technology and customer relationships, as well as purchase order and contract backlog, provides an alternative way for investors to compare our operations pre-acquisition to those post acquisition and to those of our competitors that have pursued internal growth strategies. However, we note that companies that grow internally will incur costs to develop intangible assets that will be expensed in the period incurred, which may make a direct comparison more difficult.
•Acquisition-related tax matters – Included in our tax provision is post-acquisition interest on certain income tax reserves related to FLIR, as well as the tax benefits or costs related to the settlement or other resolution of the FLIR tax reserves. We exclude these impacts from our non-GAAP measures because we believe it does not reflect our ongoing financial performance.